UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – SEPTEMBER 19, 2014

EPCYLON TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

131 Bloor Street West, Suite 200/372
Toronto, Ontario, Canada M5S 1R8
(Address of principal executive offices)

(416) 479-0880
(Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Designation of Series B Preferred Stock

Effective March 7, 2014, Board of Directors of Epcylon Technologies, Inc., a Nevada corporation (the "Company") and the majority shareholders of the Company, approved an amendment to the articles of incorporation to create and authorize 15,000,000 shares of blank check preferred stock, par value $0.001, in connection with the proposed restructure of the Company (the “Amendment”). The Amendment was filed with the Secretary of State of Nevada on April 3, 2014 increasing the authorized capital to create 15,000,000 shares of preferred stock, par value $0.001 (the "Preferred Shares"). On April 7, 2014, the Company filed a Designation of Series A preferred stock with the Nevada Secretary of State creating 10,000,000 shares of Series A preferred stock at $0.001 par value, which was previously disclosed in a filing in Current Report on Form 8-K.

On September 19, 2014, the Company filed a Designation of Series B preferred stock with the Nevada Secretary of State creating 5,000,000 shares of Series B preferred stock at $0.001 par value. The Designation provides for certain rights and preferences as follows:

(a) The holders of Series B Preferred Stock shall be entitled to receive dividends only when, as and if declared by the Board of Directors, in its sole discretion.

(b) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after any distribution or payment shall be made to the holders of any stock ranking senior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Company an amount equal to the subscription price (the "Series B Liquidation Amount"). After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Company’s Common Stock. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this subsection (a), the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount deemed paid or distributed to the holders of capital stock of the Company upon any such merger, consolidation, sale, transfer or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity.

(c) The holder of the Series B Preferred Stock shall at their option convert the shares of Series B Preferred Stock into shares of common stock on a one preferred share for one common share basis. Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of common shares after the reverse split as would have been equal to the conversion rate established prior to the reverse split.

(d) The Company may by providing a five day notice to the holder of the Series B Preferred Shares redeem such Series B Preferred Shares at a redemption price of equal of the subscription price. In the event of receipt of the Notice of Redemption by the holder of the Series B Preferred Shares, the holder shall have five business days from date of receipt to convert into shares of common stock.

(e) Each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of Series A Preferred Stock. No further designations of preferred shares junior to the Series B Preferred Stock shall have voting rights equal to or higher than the Series B Preferred Stock without the two-third's consent of all shares of Series B Preferred Stock issued and outstanding.

The foregoing is a summary description of the rights and preferences of the Series B Preferred Stock and does not purport to be complete and is qualified in its entirety by reference to the Designation of Series B Preferred Stock which is filed hereto as Exhibit 3.2 to this Current Report on Form 8-K and incorporated by reference herein.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

3.2	Designation of Series B Preferred Stock filed with the Nevada Secretary of State on September 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPCYLON TECHNOLOGIES, INC.

DATE: September 24, 2014	/s/ Cato Kemmler
Name: Cato Kemmler
Title: President